EXHIBIT 10.40

CONSENT AND SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

This CONSENT AND SECOND AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of December 31, 2021, by and between SILICON VALLEY BANK, a California corporation (“Bank”) and BIODESIX, INC., a Delaware corporation (“Borrower”).

RECITALS

A.
Bank and Borrower have entered into that certain Loan and Security Agreement dated as of March 19, 2021 (as the same may from time to time be amended, modified, supplemented or restated, including, without limitation, by that certain First Amendment to Loan and Security Agreement dated as of September 30, 2021, collectively, the “Loan Agreement”). Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

B.
Borrower has requested that Bank consent to modify Section 6.7(b)(i) of the Loan Agreement (as in effect prior to the date hereof) to remove the requirement to satisfy Section 6.7(b)(i) for the measuring period ending December 31, 2021 (the “Financial Covenant Consent”).

C.
Borrower has further informed Bank that Borrower intends to make a certain payment owing to the “Seller” as defined the Integrated Diagnostics APA in an amount equal to Four Million Six Hundred Twenty-Four Thousand Nine Hundred Eighty-Four Dollars and Seven Cents ($4,624,984.07) in the month of January 2022 (the “January 2022 Integrated Earnout Payment”). Section 7.7 of the Loan Agreement provides that Borrower shall not pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, including but not limited to any payments under or in connection with the Integrated Diagnostics APA without Bank’s prior written consent; and Borrower has requested such consent from Bank (the “January 2022 Integrated Earnout Payment Consent”; and, together with the Financial Covenant Consent, the “Consent”).

D.
Borrower has further requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein. Subject to the satisfaction of the items set forth in Section 10 below, Bank has agreed to (i) the Consent and (ii) amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.
Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.
Consent. Subject to satisfaction of the items set forth in Section 11 below, Bank hereby agrees to the Consent and agrees that neither the failure to maintain the required amount of revenue set forth in Section 6.7(b)(i) of the Loan Agreement for the period ending December 31, 2021 nor the making by Borrower of the January 2022 Integrated Earnout Payment shall, in either case, in and of itself, cause an “Event of Default” under the Loan Agreement. Bank’s consent (a) with respect to Section 6.7(b)(i) of the Loan Agreement shall apply only with respect to the measuring period ending December 31, 2021 (and shall not apply to any additional measuring periods), and (b) with respect to Section 7.7 of the Loan

Agreement shall apply only with respect to the January 2022 Integrated Earnout Payment (and shall not apply to any additional earnout payments that may be due and owing under the terms of the Integrated Diagnostics APA). Bank’s agreement to the Consent (a) in no way shall be deemed an agreement by Bank to consent or otherwise waive Borrower’s compliance with the above-referenced sections as of any other date, and (b) shall not limit or impair the Bank’s right to demand strict performance of such sections as of all other dates.

3.
Amendments to Loan Agreement.

3.1
Section 2.1.1 (Term Loan Advance). Section 2.1.1(c)(i) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(i) Voluntary Prepayment. On or prior to the Second Amendment Effective Date, Borrower shall prepay Twenty Million Dollars ($20,000,000) of the outstanding principal balance of the Term Loan Advance as of such date; provided that, for the avoidance of doubt, (A) such prepayment shall include the application of the Term Loan Cash Collateral pursuant to Section 6.14 and (B) no Prepayment Fee shall apply to such prepayment. After such prepayment, Borrower shall have the option to prepay all, but not less than all, of the remaining outstanding principal balance of the Term Loan Advance, provided Borrower (A) delivers written notice to Bank of its election to prepay the remaining outstanding principal balance of the Term Loan Advance at least five (5) Business Days prior to such prepayment, and (B) pays, on the date of such prepayment (w) all remaining outstanding principal due hereunder with respect to the Term Loan Advance, plus accrued and unpaid interest thereon, (x) the Prepayment Fee, if applicable, (y) the Final Payment, and (z) all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.”

3.2
Section 2.4 (Fees and Expenses). Sections 2.4(a) and 2.4(b) of the Loan Agreement hereby are amended and restated in their entirety to read as follows:

“(a) Prepayment Fee. The Prepayment Fee, when due hereunder; provided that (i) the Prepayment Fee shall be deemed to be automatically waived by Bank if the Term Loan Advance is refinanced with another credit facility from Bank, (ii) the Prepayment Fee shall be deemed to be automatically waived if Borrower delivers evidence to Bank confirming that Borrower has, during the period commencing on January 1, 2022 to and including March 31, 2022, received net cash proceeds in an aggregate amount not less than Thirty Million Dollars ($30,000,000) from the sale of Borrower’s debt or equity securities to investors or the incurrence of Subordinated Debt, and (iii) Bank hereby agrees to waive Borrower’s payment of that portion of the Prepayment Fee that would otherwise by due and owing to Bank in connection with the prepayment by Borrower of Twenty Million Dollars ($20,000,000) of the Term Loan Advance on or prior to the Second Amendment Effective Date; and

(b) Final Payment. The Final Payment, when due hereunder; provided that Bank hereby agrees to defer payment of that portion of the Final Payment that would otherwise by due and owing to Bank in connection with the prepayment by Borrower of Twenty Million Dollars ($20,000,000) of the Term Loan Advance on or prior to the Second Amendment Effective Date until the earliest to occur of (a) the Term Loan Maturity Date, (b) the acceleration of the Term Loan Advance, or (c) the prepayment of the remaining principal balance of the Term Loan Advance pursuant to Section 2.2.1(c).”

3.3
Section 6.2(f) (Annual Audited Financial Statements). Section 6.2(f) of the

Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(f) Annual Audited Financial Statements. As soon as available, but in any event within five (5) Business Days following the date Borrower is required to file its Form 10-K with the SEC (commencing with the fiscal year ending December 31, 2021), a consolidated balance sheet of Borrower as at the end of such fiscal year, and the related consolidated statements of income or operations, equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (commencing with the fiscal year ending December 31, 2022), all in reasonable detail and prepared in accordance with GAAP, together with an opinion on the financial statements from an independent certified public accounting firm of nationally recognized standing, which opinion shall not, except for the opinion delivered in connection with the fiscal year ending December 31, 2021, be subject to any “going concern” or like qualification or exception as to the scope of such audit (provided that to the extent the components of such consolidated financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements as they relate to such components) (the “Annual Financial Statements”);”

3.4
Section 6.7 (Financial Covenants). Section 6.7 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“6.7 Financial Covenants.

(a)
Minimum Liquidity Ratio. Maintain a Liquidity Ratio of

not less than 0.95:1.00.

(b)
Minimum Revenue (Performance to Plan).

(i)
Achieve revenue (measured in accordance with GAAP and tested as of March 31, 2022 on a trailing three (3) month basis) of not less than (x) if Borrower delivers evidence to Bank confirming that Borrower has, in the month of December 2021, received net cash proceeds in an aggregate amount not less than Fourteen Million Dollars ($14,000,000) from the sale of Borrower’s equity securities to investors, seventy-five percent (75%) of the projected revenue numbers for such quarter set forth in Borrower’s projections delivered to Bank on December 6, 2021 and titled “Biodesix, Inc. – Income Statement” and (y) otherwise, eighty percent (80%) of the projected revenue numbers for such quarter set forth in Borrower’s projections delivered to Bank on December 6, 2021 and titled “Biodesix, Inc. – Income Statement”.

(ii)
Achieve revenue (measured in accordance with GAAP and tested as of the last day of each calendar quarter ending after March 31, 2022 on a trailing six (6) month basis) of not less than seventy-five percent (75%) of the projected revenue numbers for each such quarter set forth in Borrower’s projections delivered to Bank on December 6, 2021 and titled “Biodesix, Inc. – Income Statement”.

(iii)
The required minimum revenue (performance to plan) covenant levels for the quarterly measuring periods ending after December 31, 2022, shall, unless Borrower and Bank shall otherwise agree in writing, (A) be set at seventy-five percent (75%) of the Borrower’s projections delivered to Bank in accordance with Section 6.2(e) hereof and measured on a trailing six (6) month basis, (B) reflect year-over-year revenue growth (determined in accordance with GAAP) for each measuring period and (C) be documented pursuant to an amendment to this Agreement to be entered into on or prior to December 31 of each calendar year (commencing with December 31, 2022). So long as Borrower shall have been provided a copy of such amendment not less than ten (10) Business Days prior to December 31st of any applicable calendar year and an opportunity to review and provide comment on such amendment, and the terms and conditions of such amendment shall not otherwise be prohibited as a matter of contract or applicable law, Borrower’s failure to enter into such amendment to this Agreement to reset such covenant levels on or prior to December 31st of any applicable year shall be an immediate and non- curable Event of Default hereunder.”

3.5
Section 6.14 (Cash Collateralization Trigger). Section 6.14 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“6.14 Cash Collateralization. As agreed by Borrower and Bank on the First Amendment Effective Date, upon the sum of Borrower’s unrestricted cash and Cash Equivalents maintained in Borrower’s Collateral Accounts at Bank falling below Forty Million Dollars ($40,000,000) on December 1, 2021 (the “Collateralization Trigger”), Bank transferred to the Pledged Account an amount of cash equal to Fifteen Million Dollars ($15,000,000) (the “Term Loan Cash Collateral”) to cash collateralize the Secured Obligations. Borrower hereby agrees that on or prior to the Second Amendment Effective Date, Bank shall apply the full amount of the Term Loan Cash Collateral to partially prepay the Term Loan Advance in accordance with Section 2.1.1.”

3.6
Section 13 (Definitions). The following terms and their respective definitions hereby are added or amended and restated in their entirety, as applicable in Section 13.1 of the Loan Agreement, as follows:

“Prepayment Fee” means a fee due upon prepayment (whether voluntary or otherwise) of the Term Loan Advance equal to (a) Three Hundred Thousand Dollars ($300,000) if the prepayment is made prior to the first (1st) anniversary of the Effective Date, (b) Two Hundred Thousand Dollars ($200,000) if the prepayment is made on or after the first (1st) anniversary of the Effective Date but prior to the second (2nd) anniversary of the Effective Date, (c) One Hundred Thousand Dollars ($100,000) if the prepayment is made on or after the second (2nd) anniversary of the Effective Date but prior to October 19, 2025, or (d) Zero Dollars ($0) if such prepayment occurs at any time thereafter.

“Second Amendment Effective Date” is December 31, 2021.

3.7
Exhibit B to the Loan Agreement hereby is replaced with Exhibit B attached hereto.

4.
Representations and Warranties. Borrower represents and warrants to Bank as follows:

4.1
the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

4.2
Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement;

4.3
The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4
The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement have been duly authorized by all necessary action on the part of Borrower;

4.5
The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement do not (a) conflict with any of Borrower’s organizational documents, (b) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (c) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, termination or award of any Governmental Authority which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (d) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (x) such Governmental Approvals which have already been obtained and are in full force and effect (or are being obtained pursuant to Section 6.1(b) of the Loan Agreement) and (y) filings and recordings in respect of the Liens created pursuant to the applicable Loan Documents), or (e) conflict with, contravene constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound;

4.6
This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.
Prior Agreement. The Loan Documents (as modified hereby) are hereby ratified and reaffirmed and shall remain in full force and effect. This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Amendment and the terms of such documents, the terms of this Amendment shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

6.
Release by Borrower.

6.1
FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Agreement (collectively “Released Claims”) . Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

6.2
In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

6.3
By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

6.4
This release may be pleaded as a full and complete defense and/or as a cross- complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

6.5
Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

(a)
Except as expressly stated in this Agreement, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Agreement.

(b)
Borrower has made such investigation of the facts pertaining to this Agreement and all of the matters appertaining thereto, as it deems necessary.

(c)
The terms of this Agreement are contractual and not a mere recital.

(d)
This Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Agreement is signed freely, and without duress, by Borrower.

(e)
Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

7.
Ratification of Perfection Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated on or prior to the Effective Date and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof.

8.
Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

9.
Prior Agreement. The Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Amendment and the terms of such documents, the terms of this Amendment shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

10.
Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

11.
Conditions to Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Bank’s receipt of evidence confirming that Borrower has, in the month of December 2021, received net cash proceeds (which shall be deposited into Borrower’s accounts at SVB) in an aggregate amount not less than Nine Million Five Hundred Thousand Dollars ($9,500,000) from the sale of Borrower’s equity securities to investors, and (c) payment by Borrower to Bank of (i) Twenty Million Dollars ($20,000,000) (inclusive of the Term Loan Cash Collateral which shall be transferred from the Pledged Account and used to partially prepay the Term Loan Advance), which Bank shall apply to the outstanding principal balance of the Term Loan Advance, and (ii) all Bank Expenses due and owing as of the date hereof, which, in each case, may be debited from any of Borrower’s accounts at Bank.

12.
Miscellaneous.

12.1
This Amendment shall constitute a Loan Document under the Loan Agreement; the failure to comply with the covenants contained herein shall constitute an Event of Default under the Loan Agreement; and all obligations included in this Amendment (including, without limitation, all obligations for the payment of principal, interest, fees, and other amounts and expenses) shall constitute obligations under the Loan Agreement and secured by the Collateral.

12.2
Each provision of this Amendment is severable from every other provision in determining the enforceability of any provision.

13.
Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK:	BORROWER:
SIICON VALLEY BANK	BIODESIX, INC.

By: /s/ KRISTINE ROHMER	By: /s/ ROBIN HARPER COWIE
Name: Kristine Rohmer	Name: Robin Harper Cowie
Title: Director	Title: Chief Financial Officer

[Signature Page to Consent and Second Amendment to Loan and Security Agreement]

EXHIBIT B

COMPLIANCE STATEMENT

TO: SILICON VALLEY BANK Date: FROM: BIODESIX, INC.

Under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”): Borrower is in compliance in all material respects for the period ending with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Quarterly financial statements with Compliance Statement	Within 5 Business Days following the date Borrower is required to file its Form 10-Q	Yes	No
Annual financial statements (CPA Audited)	Within 5 Business Days following the date Borrower is required to file its Form 10-K	Yes	No
A/R & A/P Agings and a Detailed Listing of Borrower’s Account Debtors	Monthly within 10 Business Days	Yes	No
Inventory Reports	Monthly within 30 days	Yes	No
10-Q, 10-K and 8-K	Within 5 Business Days after filing with SEC	Yes	No
Board approved projections	Within 75 days after FYE, or, if earlier, the 7th Business Day following approval by the Borrower’s board of directors, and within seven (7) Business Days of any material updates/amendments thereto	Yes	No

Financial Covenants	Required	Actual	Complies

Minimum Liquidity Ratio (maintain at all times)	0.95:1.0	:1.0	Yes No
Minimum Revenue (measured on a trailing three (3) month basis for the quarter ending March 31, 2022 and trailing six (6) month basis thereafter) (tested quarterly)	See Schedule 1	$	Yes No

Other Matters

Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Statement.

Yes No

The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Compliance Statement.

The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)

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Schedule 1 to Compliance Statement

In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern.

Dated:

I.
Liquidity Ratio (Section 6.7(a)) Required: >0.95 to 1.00
A.
Aggregate value of Borrower’s unrestricted cash held at Bank or Bank’s Affiliates (subject to a Control Agreement in favor of Bank) $_____

B.
Aggregate value of Borrower’s net billed Accounts receivable $_____

C.
Aggregate value of Term Loan Cash Collateral in the Pledged Account $_____

D.
Aggregate outstanding principal amount of the Term Loan Advance $_____

E.
Liquidity Ratio (the sum of line A plus line B plus line C divided by line D) ______

Actual:

Is line E greater than 0.95:1.00?

___ No, not in compliance ___ Yes, in compliance

II.
Minimum Revenue (Section 6.7(b))

Required: (A) (i) if Borrower delivers evidence to Bank confirming that Borrower has, in the month of December 2021, received net cash proceeds in an aggregate amount not less than Fourteen Million Dollars ($14,000,000) from the sale of Borrower’s equity securities to investors, 75% of board approved projections for March 31, 2022 and (ii) otherwise, 80% of board approved projections for March 31, 2022; and (B) 75% of board approved projections for all periods thereafter

Actual:

A. Borrower’s revenue (determined in accordance with GAAP) measured on a trailing 3- month basis for the quarter ending March 31, 2022 and on a trailing 6-month basis for all quarters ending after March 31, 2022. $_____

Is line A equal to or greater than the required revenue set forth above for the corresponding measuring period?

___ No, not in compliance ___ Yes, in compliance